Exhibit 10.13

Massachusetts

Loan No. C-337160	PROMISSORY NOTE

$12,000,000.00		As of February 28, 2005

For value received, the undersigned, herein called “Borrower,” promises to pay to the order of THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, who, together with any subsequent holder of this note, is hereinafter referred to as “Lender”, at 720 E. Wisconsin Avenue, Milwaukee, WI 53202 or at such other place as Lender shall designate in writing, in coin or currency which, at the time or times of payment, is legal tender for public and private debts in the United States, the principal sum of TWELVE MILLION DOLLARS plus interest on the outstanding principal balance at the rate and payable as follows:

Interest shall accrue from the date of advance until maturity at the rate of four and eighty-four hundredths percent (4.84%) per annum (the “Interest Rate”).

Accrued interest only on the unpaid principal balance shall be paid on the first day of the month following the date of advance. Beginning on the first day of the following month, and on the first day of each month thereafter until maturity, interest shall be paid in the amount of $48,400.00.

Interest will be calculated assuming each month contains thirty (30) days and each calendar year contains three hundred sixty (360) days. In the event of a partial month, however, interest for such month will be calculated based on the actual number of days in such month that the principal balance of this note is outstanding and the actual number of days in the calendar year during which such month occurs.

Payments shall be made directly to Lender by electronic transfer of funds using the Automated Clearing House System. All installments shall be applied first in payment of interest, calculated monthly on the unpaid principal balance, and the remainder of each installment shall be applied in payment of principal. The entire unpaid principal balance plus accrued interest thereon shall be due and payable on April 1, 2012 (the “Maturity Date”), unless extended as provided herein.

Borrower shall have the right, upon not less than ten (10) business days prior written notice, beginning January 1, 2006 of paying this note in full with a prepayment fee. Borrower’s failure to prepay within twenty (20) business days of the date of Borrower’s written notice of prepayment shall be deemed a withdrawal of Borrower’s notice of prepayment, and Borrower shall be required to submit another written notice of prepayment pursuant to the terms and conditions set forth in this note if Borrower thereafter elects to

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prepay this note. This prepayment fee represents consideration to Lender for loss of yield and reinvestment costs. The prepayment fee shall be the greater of Yield Maintenance or 1% of the outstanding principal balance of this note.

“Yield Maintenance” means the amount, if any, by which

(i)	the present value of the Then Remaining Payments (as hereinafter defined) calculated using a periodic discount rate (corresponding to the payment frequency under this note) which, when compounded for such number of payment periods in a year, equals the linearly interpolated per annum effective yield of the two Most Recently Auctioned United States Treasury Obligations having maturity dates most nearly equivalent to the Average Life of the Outstanding Indebtedness (as hereinafter defined) as reported by The Wall Street Journal dated one (1) business day preceding the date of prepayment; exceeds

(ii)	the outstanding principal balance of this note (exclusive of all accrued interest).

If such United States Treasury obligation yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, then the periodic discount rate shall be equal to the linearly interpolated per annum effective yield of the two Treasury Constant Maturity Series yields having maturity dates most nearly equivalent to the remaining Average Life of the Outstanding Indebtedness reported, for the latest day for which such yields shall have been so reported, as of one (1) business day preceding the prepayment date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded United States Treasury obligations.

“Average Life of the Outstanding Indebtedness” means the weighted-average time for the return of the then-remaining principal balance of the Indebtedness (as hereinafter defined) as of the date of prepayment.

“Then Remaining Payments” means payments in such amounts and at such times as would have been payable subsequent to the date of such prepayment in accordance with the terms of this note.

“Most Recently Auctioned United States Treasury Obligations” means the U.S. Treasury bonds, notes and bills with maturities of 10 years, 5 years, 2 years and 1 year which, as of the date the prepayment fee is calculated, were most recently auctioned by the United States Treasury.

Upon the occurrence of an Event of Default (as defined in the Lien Instrument) followed by the acceleration of the whole indebtedness evidenced by this note, the payment

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of such indebtedness will constitute an evasion of the prepayment terms hereunder and be deemed to be a voluntary prepayment hereof and such payment will, therefore, to the extent not prohibited by law, include the prepayment fee required under the prepayment in full privilege recited above or, if such prepayment occurs prior to January 1, 2006, then such payment will, to the extent not prohibited by law, include a prepayment fee equal to the greater of Yield Maintenance or 6% of the outstanding principal balance of this note.

In the event of a partial prepayment of the note for any reason contemplated in the Loan Documents (as defined in the Lien Instrument), the prepayment fee, if required, shall be an amount equal to the prepayment fee if this note were prepaid in full, multiplied by a fraction, the numerator of which shall be the principal amount prepaid and the denominator of which shall be the outstanding principal balance of this note immediately preceding the partial prepayment date.

Notwithstanding the above and provided no Event of Default (as defined in the Lien Instrument) is then existing, this note may be prepaid in full at any time, without a prepayment fee, during the last sixty (60) days of the term of this note.

Borrower acknowledges and agrees that the Interest Rate hereunder shall be increased if certain financial statements and other reports are not furnished to Lender, all as described in more detail in the provision of the Lien Instrument entitled “Financial Statements”.

This note is secured by certain property (the “Property”) in Bristol County, Commonwealth of Massachusetts described in a Mortgage and Security Agreement (the “Lien Instrument”) of even date herewith executed by RT TAUNTON, LLC, a Delaware limited liability company, to THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY.

Upon the occurrence of an Event of Default, the whole unpaid principal hereof and accrued interest shall, at the option of Lender, to be exercised at any time thereafter, become due and payable at once without notice, notice of the exercise of, and the intent to exercise, such option being hereby expressly waived.

All parties at any time liable, whether primarily or secondarily, for payment of indebtedness evidenced hereby, for themselves, their heirs, legal representatives, successors and assigns, respectively, expressly waive presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection; consent to the extension by Lender of the time of said payments or any part thereof; further consent that the real or collateral security or any part thereof may be released by Lender, without in any way modifying, altering, releasing, affecting, or limiting their respective liability or the lien of the Lien Instrument; and agree to pay reasonable attorneys’ fees and expenses of collection in case this note is placed in the hands of an attorney for collection or suit is brought hereon and any

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attorneys’ fees and expenses incurred by Lender to enforce or preserve its rights under any of the Loan Documents in any bankruptcy or insolvency proceeding.

All amounts due Lender including principal and, to the extent permitted by applicable law, interest not paid when due (without regard to any notice and/or cure provisions contained in any of the Loan Documents), including principal becoming due by reason of acceleration by Lender of the entire unpaid balance of this note, shall bear interest from the due date thereof until paid at the Default Rate. “Default Rate” means the lower of a rate equal to the interest rate in effect at the time of the default as herein provided plus 5% per annum or the maximum rate permitted by law.

No provision of this note shall require the payment or permit the collection of interest, including any fees paid which are construed under applicable law to be interest, in excess of the maximum permitted by law. If any such excess interest is collected or herein provided for, or shall be adjudicated to have been collected or be so provided for herein, the provisions of this paragraph shall govern, and Borrower shall not be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. Any such excess collected shall, at the option of Lender, unless otherwise required by applicable law, be immediately refunded to Borrower or credited on the principal of this note immediately upon Lender’s awareness of the collection of such excess.

Notwithstanding any provision contained herein or in the Lien Instrument to the contrary, if Lender shall take action to enforce the collection of the indebtedness evidenced hereby or secured by the Lien Instrument (collectively, the “Indebtedness”), its recourse shall, except as provided below, be limited to the Property or the proceeds from the sale of the Property and the proceeds realized by Lender in exercising its rights and remedies (i) under the Absolute Assignment (as defined in the Lien Instrument), (ii) under the Guarantee of Recourse Obligations of even date herewith executed by CBRE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Principal”), for the benefit of Lender and under other separate guarantees, if any, (iii) under any of the other Loan Documents (as defined in the Lien Instrument) and (iv) in any other collateral securing the Indebtedness. If such proceeds are insufficient to pay the Indebtedness, Lender will never institute any action, suit, claim or demand in law or in equity against Borrower for or on account of such deficiency; provided, however, that the provisions contained in this paragraph.

(i)	shall not in any way affect or impair the validity or enforceability of the Indebtedness or the Lien Instrument; and

(ii)	shall not prevent Lender from seeking and obtaining a judgment against Borrower, and Borrower shall be personally liable, for the Recourse Obligations.

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“Recourse Obligations” means

(a) rents and other income from the Property received by Borrower or those acting on behalf of Borrower from and after the date of any default under the Loan Documents remaining uncured prior to the Conveyance Date, which rents and other income have not been applied to the payment of principal and interest on this note or to reasonable operating expenses of the Property;

(b) amounts necessary to repair any damage to the Property caused by the intentional acts or gross negligence of Borrower or those acting on behalf of Borrower;

(c) insurance loss proceeds and Condemnation Proceeds (as defined in the Lien Instrument) released to Borrower but not applied in accordance with any agreement between Borrower and Lender as to their application;

(d) the amount of insurance loss proceeds which would have been available with respect to a casualty on the Property, but were not available due to the failure by Chadwick’s of Boston, Inc. (“Chadwick’s”) to carry insurance as required under that certain lease dated as of October 15, 1997, between Chadwick’s, as successor- in-interest to Brylane, L.P. as tenant, and Borrower, as successor-in-interest to Condyne LLC as landlord (the “Chadwick’s Lease”), and Borrower’s failure to enforce such lease provisions, or in the event Chadwick’s is no longer a tenant at the Property and tenant(s) at the Property are not carrying insurance as required by Lender, the default by Borrower in carrying all insurance required by Lender;

(e) damages suffered by Lender as a result of fraud or material misrepresentation in connection with the Indebtedness by Borrower or any other person or entity acting on behalf of Borrower;

(f) amounts in excess of any rents or other revenues collected by Lender from operation of the Property from and after acceleration of the Indebtedness until the Conveyance Date, which amounts are necessary to pay real estate taxes, special assessments and insurance premiums with respect to the Property (to the extent not previously deposited with Lender by Borrower pursuant to the provisions of the Lien Instrument following the caption entitled “Deposits by Mortgagor”), and amounts required to fulfill Borrower’s obligations as lessor under any leases of the Property, in each case, either paid by Lender and not reimbursed prior to, or remaining due or delinquent on, the Conveyance Date;

(g) all security deposits under leases of the Property or any portion of the Property collected by Borrower, any agent of Borrower or any predecessor of Borrower, and not refunded to the tenants thereunder in accordance with their respective leases, applied in accordance with such leases or law or delivered to Lender, and all advance

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rents collected by Borrower, any agent of Borrower or any predecessor of Borrower and not applied in accordance with the leases of the Property or delivered to Lender;

(h) all outstanding amounts due under the Indebtedness, including principal, interest, and other charges if there shall be a violation of any of the provisions of the Lien Instrument following the caption entitled “Prohibition on Transfer”; and

(i) losses incurred by Lender as a result of Borrower’s failure to fully perform its obligations as landlord under the Chadwick’s Lease.

“Conveyance Date” means (i) the later of (a) the date on which title vests in the purchaser at the foreclosure sale of the Property pursuant to the Lien Instrument or (b) the date on which Borrower’s statutory right of redemption shall expire or be waived or (ii) the date of the conveyance of the Property to Lender in lieu of foreclosure.

Upon Borrower’s written notice (“Extension Request Notice”) not later than one hundred twenty (120) days prior to the Maturity Date of Borrower’s desire to extend the term of this note, the note term shall be extended for a period of three years, provided;

(a)	There shall have been no Event of Default under any Loan Documents at any time during the term of this note;

(b)	Lender is still in the business of making commercial loans on property types comparable to the Property:

(c)	Lender is in the market to make comparable maturity commercial mortgage loans at the time;

(d)	The index for the loan will be a 3-year US Treasury in the case of a fixed-rate loan or 30-day LIBOR in the case of a floating-rate loan, or Lender’s then current index;

(e)	If Lender elects to offer to extend the term of the note with an Extension Term Proposal (as hereinafter defined) as provided below and Borrower accepts Lender’s terms with a Confirmatory Notice (as hereinafter defined), Borrower shall submit to Lender with the Confirmatory Notice an extension fee (the “Extension Fee”) of the greater of 0.5% of the original amount due under this note or the then-market standard fee as determined in Lender’s reasonable judgment;

(f)	The spread for the extension interest rate is to be based on Lender’s then-current spreads;

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(g)	The loan-to-value ratio shall not be greater than 60% as determined at Lender’s discretion;

(h)	Debt Service Coverage (as defined in the Lien Instrument) shall be at least 1.60 on the Indebtedness as extended; and

(i)	Due to the expiration of the Chadwick’s Lease approximately one year after the Maturity Date, in connection with the extension, Borrower agrees to establish with Lender an interest-bearing escrow to be held by Lender or, alternatively, at Borrower’s option, a clean, irrevocable letter of credit reasonably satisfactory to Lender, equal to 12 months of debt service payments on the Indebtedness, as extended; if Chadwick’s exercises its extension option, the proceeds of escrow will be refunded to Lender. If Chadwick’s extension option expires unexercised, Lender may apply the escrow to the Indebtedness.

No later than thirty (30) days following Lender’s receipt of an Extension Request Notice from Borrower (the “Extension Request Response Deadline”), (i) if Lender, in its sole discretion, determines that the above-referenced extension criteria have been satisfied, Lender shall provide Borrower with written notice of a proposed extension of the term of this note, indicating all of Lender’s material terms applicable to Lender’s proposed extension of the term of this note (an “Extension Term Proposal”) or, (ii) if Lender, in its sole discretion, based upon the above-referenced criteria, elects to reject or deny Borrower’s request for an extension of the term of this note, Lender shall provide Borrower with written notice specifying the basis upon which Lender is rejecting Borrower’s extension request. If Lender shall provide Borrower with an Extension Term Proposal by the Extension Request Response Deadline, Borrower shall then have thirty (30) days following receipt of Lender’s Extension Term Proposal (the “Confirmatory Notice Deadline”) to provide Lender with written notice as to whether Borrower accepts or rejects Lender’s terms detailed in the Extension Term Proposal with a confirmatory notice (the “Confirmatory Notice”); if Borrower accepts Lender’s terms, the Extension Fee detailed in (e), above, shall be submitted with the Confirmatory Notice. If Borrower fails to provide the Confirmatory Notice by the Confirmatory Notice Deadline, the note term shall not and cannot be extended as provided above.

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This note, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the Commonwealth of Massachusetts.

RT TAUNTON, LLC, a Delaware limited liability company

By:
Jack A Cuneo, Manager and President

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